LightPath Technologies to Highlight Molded Infrared Aspheric Lenses at the SPIE Defense, Security and Sensing Conference

LightPath Technologies Will Be Showcasing Its Black Diamond Molded Infrared Aspheric Lenses at the SPIE Defense and Security Symposium Navy Opportunity Forum in Orlando, FL From April 5th - 9th

ORLANDO, FL -- (Marketwire - March 01, 2010) - LightPath Technologies, Inc. (NASDAQ: LPTH) will be presenting the latest developments in Molded Infrared Aspheric optics at the SPIE Defense and Security Symposium Navy Opportunity Forum in Orlando, FL from April 5th - 9th in Booth 530. In addition to exhibiting its products at the conference, LightPath Technologies will be presenting a technical paper on Wednesday, April 7th comparing its molding technologies to traditional infrared aspherical lens manufacturing techniques.

LightPath Technologies is working to bring low cost infrared optics to the defense and commercial infrared markets. LightPath Technologies is targeting such high growth market areas as IR countermeasures, thermography, gas sensing and thermal imaging for commercial night vision systems. These expanding markets have a combined current estimated value of over $2.5 billion.

LightPath's CEO, Jim Gaynor, commented, "LightPath Technologies is making strategic investments in our infrared product line and we are excited about the opportunity to communicate the technical achievements we have made in molding infrared aspheric lenses over the past 24 months at this conference. We believe that molding infrared lenses will become a strategic technology that enables the development of a wider market for infrared technologies."

Information about the Defense, Security & Sensing Conference can be found on the web at www.spie.org.

About LightPath Technologies

LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock trades on the Nasdaq Capital Market under the stock symbol LPTH. For more information visit www.lightpath.com

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.

GRADIUM® is a registered trademark of LightPath Technologies

Contacts:
Ray Pini
Director of Marketing
LightPath Technologies, Inc.
Phone: +1-407-382-4003 x336
Email: rpini@lightpath.com
Internet:  www.lightpath.com